Talking Points for Employee Meetings

o I'm going to review some of the highlights from both the email and voicemail on the Constellation announcement. After the general review, I will give you the opportunity to ask questions. At this point, not a lot is known. But, I will take down the questions and ensure that they ultimately get answered by us or Constellation.

o    The BOD met again to discuss proposal from Constellation Brands

o Since receiving their proposal a little over a week ago, our BOD has been looking at various options available to us to maximize shareholder value.

o Constellation has come back to us with an increased bid of $56.50 a share for class A shares and $65.82 for class B shares, which are owned by the family.

o    The stock is currently trading at about $54 per share.

o The BOD and family have determined that it is in the best interest of all shareholders to accept this offer.

o Constellation is a highly successful, publicly-traded organization, headquartered in New York. It is a global force with a brand portfolio of wine, spirits and imported beer. Some of the wine brands in their portfolio are Simi, Ravenswood, Franciscan, Estancia, Blackstone, and Alice White. Constellation has many branch and division offices throughout the world.

o Constellation is led by Chairman Richard Sands, who has been very active in saying when he made this offer that Constellation believes that we have a high level of talent in the organization, and looks forward to adding us to his team. We currently have no reason to believe that anything different is the case.

o Constellation has grown through acquisitions, so they have a significant track record of effectively adding brands and people to their company. In 2001, Constellation acquired local producer Ravenswood. Original owner and winemaker Joel Petersen remains actively involved. In 2003, Constellation acquired Australia's largest wine producer BRL Hardy.

o If the past is a predictor of the future, then Constellation's strategy of acquiring brands and allowing them to be successful as stand-alone brands should allow us to be optimistic about our future.

o    Management believes that this transition will take 3 to 4 months.

o We want you to have the chance to meet the leaders from Constellation. They have expressed an interest in coming out very quickly to meet with the team, so we hope to have something scheduled soon. Chairman Richard Sands is hosting a conference call at 2:30 pm today, and he encourages all of our employees to listen to this call. You'll find the link to the internet call on the home page of Connect. For those without computer usage, you can call into the following phone conference:

          o    Domestic: 877-860-2442
          o    International: 412-858-4600

o If you can't listen to the live call, there will be a replay available at www.cwines.com.

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o    In a letter to employees, Richard Sands expresses a deep appreciation for the long and rich history of the family, our brands, and our employees. And, that our complimentary assets will result in a strong company with exciting growth opportunities. He also states that our portfolio will remain intact.

o I know that becoming part of another organization can be a scary prospect. But, there will be many opportunities as part of a larger, global organization.

o Right now, we all need to focus on what we can focus on. We need to continue our day-to-day responsibilities, and continuing building a successful business.

o We were attractive to Constellation because of the strength of our people and our brands. The best thing that each of us can do is to continue to grow, produce, market, sell, and support our brands and wines. Doing this will serve us all best

o As I get the chance to talk to others in management and at Constellation, I will be a fierce advocate for our team. We have an amazing group of people here, and I will ensure that others know this as well.

o While there are many questions that I can't answer at this time, we will write all of your questions now and ensure that they get answered. In honesty, some questions may take a while to answer, and will be worked through as part of our transition process over the months. But, it's important that I hear what's important for you to know so that we get it addressed.

o I am confident that we will be able to build a new industry leader in partnership with Constellation. I believe we will prove this to you over the coming months.


Important Information For Investors And Shareholders

     In connection with the proposed merger, The Robert Mondavi Corporation will file a proxy statement and other relevant documents with the Securities and Exchange Commission (the "SEC"). INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. INVESTORS AND SHAREHOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY THE COMPANY THROUGH THE SEC WEB SITE AT WWW.SEC.GOV. THE PROXY STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM THE COMPANY BY DIRECTING A REQUEST TO THE COMPANY'S INVESTOR RELATIONS DEPARTMENT AT 841 LATOUR COURT, NAPA, CA 94558; TELEPHONE
(707) 251-4850; E-MAIL MOND@ROBERTMONDAVI.COM.

     The Company, Constellation Brands, Inc. and their respective directors, executive officers, certain members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company's shareholders and their interests in the solicitation will be set forth in the proxy statement when it is filed with the SEC.